UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BOSTON COMMUNICATIONS GROUP, INC.

(Exact name of registrant as specified in its charter)

Massachusetts (State of incorporation or organization)	04-3026859 (I.R.S. Employer Identification No.)

55 Middlesex Turnpike, Bedford, MA (Address of principal executive offices)	01730 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following:    ☐

Securities to be registered pursuant to Section 12(g) of the Act:

                None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A filed by Boston Communications Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 7, 2005 is hereby amended by adding the following:

On July 11, 2007, Megasoft Limited (“Parent”), Tea Party Acquisition Corp., a wholly-owned subsidiary of Parent (“Purchaser”), and the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, Purchaser will commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Rights”), issued pursuant to the rights agreement (the “Rights Agreement”), dated as of September 6, 2005, between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”) (such Common Stock, together with the associated Rights, the “Shares”). The purchase price in the Offer will be $3.60 per Share in cash (the “Offer Price”). Upon consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with each outstanding Share (other than Shares owned by Purchaser or Parent or held in the Company’s treasury and shares as to which appraisal rights have been properly exercised and not withdrawn in accordance with the applicable provisions of the Massachusetts Business Corporation Act) being converted into the right to receive the Offer Price in cash, and the Company surviving the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger Agreement, the Company and the Rights Agent entered into Amendment No. 1 to Rights Agreement, dated July 10, 2007 (the “Amendment”). The Amendment amends the Rights Agreement to render the Rights inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

A copy of the Amendment is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.	Exhibits.

4.1	Rights Agreement dated as of September 6, 2005 between Boston Communications Group, Inc. and EquiServe Trust Company, N.A., as Rights Agent, which includes as Exhibit A the Terms of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to the registrant’s Current Report on Form 8-K filed with SEC on September 7, 2005 (File No. 000-28432)).

4.2	Amendment No. 1 to Rights Agreement, dated as of July 10, 2007 between Boston Communications Group, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the registrant’s Form 8-K filed with the SEC on July 11, 2007 (File No. 000-28432)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 12, 2007	BOSTON COMMUNICATIONS GROUP, INC.

	By	/S/ JOSEPH MULLANEY
Name: Joseph Mullaney Title: Acting Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Rights Agreement dated as of September 6, 2005 between Boston Communications Group, Inc. and EquiServe Trust Company, N.A., as Rights Agent, which includes as Exhibit A the Terms of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to the registrant’s Current Report on Form 8-K filed with SEC on September 7, 2005 (File No. 000-28432)).

4.2	Amendment No. 1 to Rights Agreement, dated as of July 10, 2007 between Boston Communications Group, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the registrant’s Form 8-K filed with the SEC on July 11, 2007 (File No. 000-28432)).

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